 Exhibit 99.1

RumbleOn, Inc. Announces Proposed $30 Million Convertible Notes Private Offering

DALLAS, Texas--(BUSINESS WIRE)--RumbleOn, Inc. (NASDAQ: RMBL) today announced its intention to offer, subject to market conditions and other factors, $30 million aggregate principal amount of convertible senior notes due 2024 (the “notes”) in a private placement to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Act”).

The notes will be senior unsecured obligations of RumbleOn, and interest will be payable semi-annually in arrears. The notes will be convertible into cash, shares of RumbleOn’s Class B Common Stock (“Class B Common Stock”), or a combination thereof, at RumbleOn’s election. The interest rate, initial conversion rate and other terms of the notes are to be determined upon pricing of the offering.

RumbleOn expects to use the net proceeds from the offering of the notes to refinance certain outstanding restrictive indebtedness and for other general corporate purposes, which may include purchases of additional inventory held for sale, increased spending on marketing and advertising, and capital expenditures necessary to grow the business. Pending these uses, RumbleOn may invest the net proceeds in short-term interest-bearing investment grade instruments.

This announcement is neither an offer to sell nor a solicitation of an offer to buy any securities and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful. The notes will be offered solely to qualified institutional buyers pursuant to Rule 144A under the Act and by means of a private offering memorandum. The issuance of the notes and the shares of Class B Common Stock issuable upon conversion of the notes, if any, have not been, and will not be, registered under the Act or the securities laws of any other jurisdiction and may not be offered or sold in the United States without registration or an applicable exemption from registration requirements.

Forward-Looking Statements

This press release includes forward-looking statements within the meaning of Section 27A of the Act and Section 21E of the Securities Exchange Act of 1934. These statements involve risks and uncertainties that could cause actual results to differ materially, including, but not limited to, whether RumbleOn will be able to consummate the offering of notes and the final terms of such offering, the satisfaction of customary closing conditions with respect to the offering, prevailing market conditions, the anticipated use of net proceeds of the note offering which could change as a result of market conditions or for other reasons. Forward-looking statements may be identified by the use of the words “may,” “will,” “expect,” “intend,” and other similar expressions. These forward-looking statements are based on estimates and assumptions by RumbleOn’s management that, although believed to be reasonable, are inherently uncertain and subject to a number of risks. Actual results may differ materially from those anticipated or predicted by RumbleOn’s forward-looking statements. All forward-looking statements are subject to other risks detailed in RumbleOn’s Annual Report on Form 10-K for the year ended December 31, 2018 and the risks discussed in RumbleOn’s other filings with the Securities and Exchange Commission. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. All forward-looking statements are qualified in their entirety by this cautionary statement, and RumbleOn undertakes no obligation to revise or update this press release to reflect events or circumstances after the date hereof, except as required by applicable law.

Contacts
Investor Relations:

The Blueshirt Group
Whitney Kukulka
investors@rumbleon.com

Press Contact

RumbleOn
Martin McBride
Martin@rumbleon.com

Source: RumbleOn, Inc.